Exhibit 23.2

Consent of Independent Petroleum Engineers

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the California Resources Corporation Long-Term Incentive Plan of references to our name and to our letter dated April 23, 2014, relating to our review of the methods and procedures used by California Resources Corporation for estimating its oil and gas proved reserves, included in California Resources Corporation’s Form 10 (001-36476), as amended, filed with the Securities and Exchange Commission.

/s/ RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

November 26, 2014